EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated February 3, 2012, by and between Adeona Pharmaceuticals, Inc., a corporation organized under the laws of the State of Nevada (the “Corporation”), and Jeffrey Riley, an individual (the “Executive”).

1.           EMPLOYMENT; DUTIES

(a) The Corporation hereby engages and employs Executive as the Chairman of the Board of Directors, Chief Executive Officer and President of the Corporation, and Executive hereby accepts such engagement and employment as Chairman of the Board of Directors, Chief Executive Officer and President of the Corporation, for the term of this Agreement as long as Executive desires to serve. It is expected that Executive will perform such duties commensurate with such titles and as the Board of Directors of the Corporation shall reasonably determine, and the employment duties of Executive will include reporting directly to the Board of Directors of the Corporation for the full time high quality performance of directing, supervising and having responsibility for all aspects of the operations and general affairs of the Corporation as directed by the Board of Directors. Executive further agrees to serve without additional compensation as an officer or director of any subsidiaries of the Corporation upon request of the Board of Directors.

(b) Executive shall devote substantially all of his professional time under this Agreement to the business of the Corporation. Executive’s employment under this Agreement shall be Executive’s exclusive employment during the term of this Agreement.  Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive's performance of Executive's duties hereunder, is contrary to the interest of the Corporation or any of its subsidiaries, or requires any significant portion of Executive's business time.  The foregoing notwithstanding, the parties recognize and agree that Executive may engage in personal investments, other business activities and civic, charitable or religious activities which do not conflict with the business and affairs of the Corporation or interfere with Executive's performance of his duties hereunder.  Executive may not serve on the board of directors of any entity other than the Corporation during the Term (as hereinafter defined) without the written approval of the Board of Directors.  Executive shall be permitted to retain any compensation received for approved service on any unaffiliated corporation's board of directors.

(c) The Corporation shall pay or reimburse reasonable travel, lodging, meal and related incidental costs of the Executive when the Executive is requested to travel to or from the Corporation’s locations and while on business for the Corporation, consistent with the Corporation’s travel policies in effect from time to time.

(d) The Corporation shall provide a computer, cellular phone and office for Executive.

2.           TERM

The term (the “Term”) of Executive’s employment shall be three (3) years from the execution date of this Agreement unless terminated earlier under Section 9 of this Agreement. The parties may extend the Term for an additional three (3) year period upon mutual consent of Executive and the Board of Directors of the Corporation, upon terms to be agreed upon by the parties.

3.           COMPENSATION

(a) As compensation for the performance of his duties on behalf of the Corporation, Executive shall receive the following:

(i)            Base Salary. Executive shall receive an annual base salary of Three Hundred Forty Eight Thousand Dollars ($348,000) for the Term (the “Base Salary”), payable semi-monthly.

(ii)            Bonus. The Executive shall be eligible for an annual bonus of up to fifty percent (50%) of his base salary payable in cash or equity. Any bonus that may be awarded will be in the sole and absolute discretion of both the Compensation Committee and the Board of Directors of the Corporation. The amount of such bonus shall depend on the achievement by the Executive and/or the Corporation of certain objectives to be established by the Board or the Compensation Committee in consultation with the Executive, along with such other factors the Board and Compensation Committee deems relevant. Any bonus for a given fiscal year shall be payable in one lump sum upon approval by the Board of Directors of the Corporation or the Compensation Committee, which shall be obtained by the Corporation on or about January 31 of the following year.

(b) The Corporation shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive, including all travel, lodging and entertainment, against receipt by the Corporation, as the case may be, of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Corporation.

(c) The Executive shall receive a non-restricted option to purchase 750,000 shares of the Corporation’s publicly traded common stock. The option shall be exercisable at the market price per share on the date hereof. The option will vest monthly on each monthly anniversary of the date hereof and for thirty six (36) successive months while Executive is employed by the Corporation and such options will remain exercisable for a period of ten (10) years from the date of grant, unless terminated earlier. Other terms of the option, including the period to exercise such options following termination of employment, shall be according to the Corporation’s existing stock option plan.

(d) The Corporation shall provide Executive with full advance indemnification to the extent permitted by Nevada law, including indemnification for activities at all subsidiaries.

(e) Executive shall be entitled to four (4) weeks paid vacation and sick leave in accordance with the Corporation’s policies. The Corporation shall provide Executive and his family with healthcare coverage pursuant to the Corporation’s healthcare insurance policy plan as well as any other benefits provided to executive officers.

4.           REPRESENTATIONS AND WARRANTIES BY EXECUTIVE

Executive hereby represents and warrants to the Corporation as follows:

(a)           Neither the execution and delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder violates or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound.

(b)           Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

6.           CONFIDENTIAL INFORMATION

(a)           Executive agrees that during the course of his employment or at any time thereafter, he will not disclose or make accessible to any other person, the Corporation’s products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation or any affiliates or any of their clients. Executive agrees: (i) not to use any such information for himself or others, and (ii) not to take any such material or reproductions thereof from the Corporation’s facilities at any time during his employment by the Corporation other than to perform his duties hereunder. Executive agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.

(b)           Except with prior written authorization by the Corporation, Executive agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, its clients or any other party to whom the Corporation owes an obligation of confidence, at any time during or after his employment with the Corporation.

(c)           In the event that Executive breaches any provisions of this Section 6 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 6, Executive shall not urge as a defense that there is an adequate remedy at law, nor shall the Corporation be prevented from seeking any other remedies which may be available. In addition, Executive agrees that in the event that he breaches the covenants in this Section 6, in addition to any other rights that the Corporation may have, Executive shall be required to pay to the Corporation any amounts he receives in connection with such breach.

(d)           Executive recognizes that in the course of his duties hereunder, he may receive from the Corporation or others information which may be considered “material, non-public information” concerning a public company that is subject to the reporting requirements of the United States Securities and Exchange Act of 1934, as amended. Executive agrees not to:

(i)           Buy or sell any security, option, bond or warrant while in possession of relevant material, non-public information received from the Corporation or others in connection herewith, and

(ii)           Provide the Corporation with information with respect to any public company that may be considered material, non-public information, unless first specifically agreed to in writing by the Corporation.

 7.           INVENTIONS DISCOVERED BY EXECUTIVE

Executive shall promptly disclose to the Corporation any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within one (1) year after the Term), (a) which pertain to any line of business activity of the Corporation, whether then conducted or then being actively planned by the Corporation, with which Executive was or is involved, (b) which is developed using time, material or facilities of the Corporation, whether or not during working hours or on the Corporation premises, or (c) which directly relates to any of Executive’s work during the Term, whether or not during normal working hours. Executive hereby assigns to the Corporation all of Executive’s right, title and interest in and to any such Inventions. During and after the Term, Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Corporation and to enable the Corporation to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond Executive’s agreed compensation during the course of Executive’s employment. All such acts shall be done without cost or expense to Executive. Executive shall be compensated for the giving of evidence or testimony after the term of Executive’s employment at the rate of $1,000/day. Without limiting the foregoing, Executive further acknowledges that all original works of authorship by Executive, whether created alone or jointly with others, related to Executive’s employment with the Corporation and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S .C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Corporation. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Corporation. Executive hereby irrevocably designates counsel to the Corporation as Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Corporation's rights under this Section. This Section 7 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Corporation that would violate such Moral Rights in the absence of such consent. Executive agrees to confirm any such waivers and consents from time to time as requested by the Corporation.

8. NON-COMPETE; NON-SOLICITATION

(a) NON-COMPETE.  For a period commencing on the date hereof and ending one (1) year after the date Executive ceases to be employed by the Corporation (the "Non-Competition Period"), Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which develops, markets or sells products in the field of gene therapy or that are directly competitive with the products being developed or sold by the Corporation at the time of termination (collectively, a "Competitor").  Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor which is publicly traded, so long as he has no active participation in the business of such Competitor.

(b) NON-SOLICITATION.  During the Non-Competition Period, Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing anyone working at or for the Corporation to cease working at or for the Corporation, or in any way interfere with the relationship between the Corporation and anyone working at or for the Corporation except in the proper exercise of Executive’s authority or (ii) in any way interfere with the relationship between the Corporation and any customer, supplier, licensee or other business relation of the Corporation.

(c) SCOPE.  If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

(d) INDEPENDENT AGREEMENT.  The covenants made in this Section 8 shall be construed as an agreement independent of any other provisions of this Agreement, and shall survive the termination of this Agreement.  Moreover, the existence of any claim or cause of action of Executive against the Corporation or any of its affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

(e) EXCEPTIONS. The Non-Competition Period shall be reduced to a period ending on the six month anniversary of the date of termination of this Agreement if such termination is by the Corporation without Just Cause (as defined in Section 9 below) or by the Executive for Good Reason (as defined in Section 9 below).

9.           TERMINATION

Executive’s employment hereunder shall continue as set forth in Section 2 hereof unless terminated upon the first to occur of the following events:

(a) The Executive’s death.

(b) The Executive’s “Disability”, meaning the Executive’s incapacity, due to physical or mental illness, which results in Executive having been absent from fully performing his duties with the Company for a continuous period of more than sixty (60) days or more than ninety (90) days in any period of three hundred sixty-five (365) consecutive days. In the event that the Corporation intends to terminate the employment of Executive by reason of Disability, the Corporation shall give the Executive no less than thirty (30) days’ prior written notice of the Corporation’s intention to terminate Executive’s employment.  The Executive agrees, in the event of any dispute hereunder as to whether a Disability exists, and if requested by the Corporation, to submit to a physical examination in the state of the Corporation’s executive offices by a licensed physician selected by mutual agreement between the Corporation and the Executive, the cost of such examination to be paid by the Corporation. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. If the Executive refuses to submit to appropriate examinations by such physician at the request of the Corporation, the determination of the Executive’s Disability by the Corporation in good faith will be conclusive as to whether such Disability exists. This Agreement shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any other applicable laws regarding disability.

(c)          “Just Cause”, meaning the Executive’s:

(i) gross insubordination; acts of embezzlement or misappropriation of funds; fraud; dereliction of fiduciary obligations;

(ii) conviction of a felony or other crime involving moral turpitude, dishonesty or theft;

(iii) willful unauthorized disclosure of confidential information belonging to the Corporation or entrusted to the Corporation by a client;

(iv) material violation of any provision of the Agreement, which is not cured by Executive within thirty (30) days of receiving written notice of such violation by the Corporation;

(v) being under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of Executive’s duties under this Agreement;

(vi) engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace;

(vii) willful failure to perform his written assigned tasks, where such failure is attributable to the fault of Executive which is not cured by Executive within thirty (30) days of receiving written notice of such violation by the Corporation..

In the event that the Corporation intends to terminate the employment of Executive by reason of Just Cause, the Corporation shall give the Executive written notice of the Corporation’s intention to terminate Executive’s employment, and such termination may be effective immediately, unless a cure period applies, in which case the termination date may not precede the expiration date of the applicable cure period.

(d)         “Without Just Cause”, meaning written notice by the Corporation to the Executive of a termination without Just Cause and other than due to death or Disability.

(e) “Good Reason”, meaning:

(i)                  a material breach by the Corporation of the terms of this Agreement, which breach is not cured within thirty (30) days after notice thereof from Executive; or

(ii)                an assignment to Executive of any duties materially inconsistent with Executive’s position(including status, office, title and reporting requirements) authority, duties or responsibilities as contemplated by this Agreement which results in material diminution in such position, authority, duties or responsibilities, specifically excluding for this purpose an isolated and insubstantial action not taken in bad faith which is remedies by the Corporation after receipt of notice thereof given by Executive; or

(iii)   a change in control which shall mean (a) any person becomes the beneficial owner (as term is defined in the Securities Exchange Act of 1934) directly or indirectly, of securities representing more than fifty percent (50%) of the total voting power of Company’s shares; or (b) a change in the composition of the Board of Directors as a result of which fewer than a majority of the directors are Incumbent Directors.  Incumbent Directors shall mean directors who are either directors of the Company on the date hereof or are elected by the Board of Directors with the affirmative vote of a majority of the Incumbent Directors at the time of election; or (c) the Company merges with another corporation after which a majority of the shares of the resulting entity are not held by shareholders of the Company prior to the merger.

In the event that the Executive intends to terminate his employment for Good Reason, the Executive shall give the Corporation written notice of his intention to terminate his employment, and such termination may be effective immediately, unless a cure period applies, in which case the termination date may not precede the expiration date of the applicable cure period.

(f)           Without Good Reason, meaning written notice by the Executive to the Corporation of a termination without Good Reason.

If the Executive’s employment hereunder is terminated for any reason, the Executive or his estate as the case may be, will be entitled to receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by Executive under Section 2(b), to the extent not previously paid (the sum of the amounts described in this subsection shall be hereinafter referred to as the “Accrued Obligations”); provided, however, that if Executive’s employment is terminated (1) by the Corporation without Just Cause or by the Executive for Good Reason then in addition to paying the Accrued Obligations , the Corporation shall continue to pay the Executive his then- current base salary and continue to provide benefits to the Executive at least equal to those which he had at the time of termination for a period of six months after termination and (y) Executive shall have the right to exercise any vested options until the earlier of the expiration of the severance or the expiration of the term of the option, or (2) by reason of death or Disability, then in addition to paying the Accrued Obligations, Executive shall have the right to exercise any vested options until the expiration of the term of the option. If Executive commences employment with another employer and is eligible to receive medical or other welfare benefits under another employer-provider plan, the medical and other welfare benefits to be provided by the Corporation as described herein shall terminate.

10.           NOTICES

Any notice or other communication under this Agreement shall be in person or in writing and shall be deemed to have been given (i) when delivered personally against receipt therefor, (ii) one (1) day after being sent by Federal Express or similar overnight delivery, (iii) three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party, or (iv) when sent by facsimile, followed by oral confirmation and with a hard copy sent as in (ii) or (iii) above.

11.           SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so a to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

12.           ENTIRE AGREEMENT MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

13.           BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon Executive and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Executive’s obligations hereunder may not be transferred or assigned by Executive.

14.           NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

15           GOVERNING LAW, DISPUTE RESOLUTION

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Virginia of the United States of America without regard to principles of conflict of laws. The State of Virginia shall be the exclusive jurisdiction for any disputes arising under this Agreement and the Parties hereby consent to such jurisdiction.

16.           HEADINGS

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Corporation:

ADEONA PHARMACEUTICALS, INC.

By:  /s/ Lara M. Guzman

Title:  Authorized agent

Executive:

/s/ Jeffrey Riley

Jeffrey Riley

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